EXHIBIT 99.1

Air Methods Announces Year 2009 Financial Results and Provides First Quarter 2010 Update

DENVER, March 11, 2010 (GLOBE NEWSWIRE) -- Air Methods Corporation (Nasdaq:AIRM), the largest air medical transportation company in the world, reported revenue and net income for the year and fourth quarter ended December 31, 2009.

For the year, revenue increased 2% to $510.6 million compared to $498.8 million in the prior year. Net income increased 50% from $19.3 million, or $1.54 per diluted share, in the prior year to $29.0 million, or $2.33 per diluted share, in the current year. Prior-year revenue included $7.7 million related to hurricane-response services provided under a contract with the Federal Emergency Management Agency. No such revenue was generated in 2009. Current-year results include pre-tax gains from the disposition of assets of $0.6 million, compared with pre-tax gains of $2.9 million in the prior year.

For the fourth quarter, revenue increased 1% to $120.2 million as compared with $118.9 million during the prior-year period. Net income decreased 27% to $2.7 million, or $0.22 per diluted share, compared to net income of $3.7 million, or $0.30 per diluted share, in the prior-year period.  As previously announced, current-year fourth quarter results were negatively impacted by higher weather cancellations of patient transports associated with very severe weather experienced throughout the country. The current-year fourth quarter includes a pre-tax loss of $0.2 million from the disposition of assets, compared with a gain of $0.3 million in the prior-year quarter.

During the fourth quarter of 2009, total patients transported within community-based operations were 9,015, as compared with 9,496 during the prior-year quarter, a 5% decrease. Patients transported for community bases in operation greater than one year (Same-Base Transports) decreased by 799 transports, or 9%, while weather cancellations for these same bases increased by 781 transports compared with the prior-year period. Revenue per community-based transport increased 4% from $7,156 in the prior-year quarter to $7,472 in the current-year quarter. Consolidated maintenance expense per flight hour was mostly unchanged at $618 per hour during the current-year quarter, compared with $614 per flight hour in the prior-year quarter. Fuel expense per community-based transport decreased by 7% to $306 per transport in the current-year quarter compared with $330 per transport in the prior-year quarter.

Community-Based Services divisional revenue and segment net income decreased by 1% to $67.2 million and by 19% to $5.2 million in the current-year quarter, respectively. Hospital-Based Services divisional revenue and segment net income increased by 2%, to $48.2 million, and by 153% to $3.9 million, respectively, compared with the prior-year quarter. Excluding internal revenue, the products division increased revenue by 21% to $4.8 million, while external segment net income decreased 42% to $0.6 million compared with the prior-year period.

The Company also provided an update on first quarter 2010 operations to-date. Same-Base Transports within community-based operations through February were down 863 patient transports, or 15%, as compared with the prior-year period, while weather cancellations for these same bases increased 660 as compared with the prior-year period. Requests for community-based services at bases open greater than one year also decreased by 8% primarily attributed to the very severe weather conditions.  Total community-based patient transports for the two-month period were 5,319, as compared with 5,936, in the prior-year period.

Aaron Todd, CEO of Air Methods, commented, "The strong growth in net earnings achieved in 2009 reflects benefits from continued fleet rejuvenation and conversions from twin-engine to single-engine aircraft. In addition, decreased fuel prices, combined with improved net reimbursement per community-based transport, also contributed to overall earnings growth. While this winter has been very severe to-date, we would anticipate a recovery in flight volume as weather returns to more moderate levels."

The Company will discuss these results in a conference call scheduled today at 4:15 p.m. Eastern. Interested parties can access the call by dialing (877) 883-0656 (domestic) or (706) 643-8826 (international) or by accessing the web cast at www.airmethods.com. A replay of the call will be available at (800) 642-1687 (domestic) or (706) 645-9291 (international), access number 60899220, for 3 days following the call and the web cast can be accessed at www.airmethods.com for 30 days.

Air Methods Corporation (www.airmethods.com) is a leader in emergency air medical transportation and medical services. The Hospital Based Services Division is the largest provider of air medical transport services for hospitals. The Community Based Services Division is one of the largest community-based providers of air medical services. The Products Division specializes in the design and manufacture of aeromedical and aerospace technology. The Company's fleet of owned, leased or maintained aircraft features over 300 helicopters and fixed wing aircraft.

The Air Methods Corporation logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=6955

Forward Looking Statements: This news release includes certain forward-looking statements, which are subject to various risks and uncertainties. Actual results could differ materially from those currently anticipated due to a number of factors, including but not limited to the size, structure and growth of the Company's air medical services and products markets; the collection rates for patient transports; the continuation and/or renewal of air medical service contracts; the acquisition of profitable Products Division contracts and other flight service operations; the successful expansion of the community-based operations; and other matters set forth in the Company's public filings.

Please contact Christine Clarke at (303) 792-7579 to be included on the Company's fax and/or mailing list.

AIR METHODS CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEET
(Amounts in thousands)

	December 31, 2009	December 31, 2008

ASSETS

Current assets:
Cash and cash equivalents	$38,073	$13,147
Trade receivables, net	113,563	133,467
Other current assets	55,460	61,134

Total current assets	207,096	207,748

Net property and equipment	181,742	146,167
Other assets, net	35,294	41,009

Total assets	$424,132	$394,924

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Notes payable related to assets held for sale	$4,510	$19,520
Current portion of indebtedness	15,850	15,638
Accounts payable, accrued expenses and other	53,370	56,628

Total current liabilities	73,730	91,786

Long-term indebtedness	90,980	85,858
Other non-current liabilities	62,880	56,816

Total liabilities	227,590	234,460

Total stockholders' equity	196,542	160,464

Total liabilities and stockholders' equity	$424,132	$394,924

AIR METHODS CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Amounts in thousands, except share and per share amounts)

	Quarter Ended		Year Ended
	December 31,		December 31,

	2009	2008	2009	2008

Revenue:
Flight operations	$115,386	114,886	486,303	485,184
Product operations	4,854	4,026	24,302	13,618
Total revenue	120,240	118,912	510,605	498,802

Expenses:
Operating expenses	92,975	93,144	377,400	381,500
General and administrative	16,575	16,809	64,963	67,480
Depreciation and amortization	5,893	4,462	19,869	17,090
	115,443	114,415	462,232	466,070

Operating income	4,797	4,497	48,373	32,732

Interest expense	(1,443)	(1,254)	(5,086)	(5,197)
Other, net	1,119	763	3,817	2,943

Income before income taxes	4,473	4,006	47,104	30,478

Income tax expense	(1,764)	(270)	(18,151)	(11,209)

Net income	$2,709	3,736	28,953	19,269

Income per common share:
Basic	$0.22	0.31	2.36	1.59
Diluted	$0.22	0.30	2.33	1.54

Weighted average common shares outstanding:
Basic	12,414,192	12,107,981	12,267,727	12,155,144
Diluted	12,540,283	12,343,920	12,434,586	12,530,381
CONTACT:  Air Methods Corporation
          Aaron D. Todd, Chief Executive Officer
          (303) 792-7413